Exhibit 99

Contact:	Connie Beck, VP & CFO
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net

May 11, 2018

Nortech Systems Reports First Quarter Results

MINNEAPOLIS — Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of full-service electronics manufacturing services (EMS), today reported net sales of $26.4 million for the first quarter ended March 31, 2018, which includes $0.7 million of revenue recognized under new FASB accounting guidelines adopted this fiscal year. On a pro forma basis to adjust for this change in accounting guidance, first quarter sales of $25.7 million increased $0.2 million sequentially from the fourth quarter of 2017 while net sales for the first quarter of 2017 were $28.3 million.

Nortech reported an operating loss of $120,000 for the first quarter of 2018. This compares with operating income of $121,000 for the first quarter of 2017, which included a one-time gain of $354,000 on the sale of the company’s Wisconsin facility. Excluding the one-time gain, the operating loss in the first quarter of 2017 would have been $233,000, and the first quarter 2018 operating results would have represented an improvement of $113,000 over the adjusted 2017 level, on $2.6 million lower revenue on a pro forma basis.

The company reported a net loss of $391,000, or $0.14 per diluted common share, for the first quarter of 2018, compared with a net loss of $15,000, or $0.01 per diluted common share, for the 2017 period that reflected the gain on the facility sale. Nortech recognized income tax expense for the first quarter of 2018 despite the operating loss, as a result of foreign operations and related minimum taxes generated from the recently enacted U.S. tax reform.

“Our first quarter revenue came in as expected, up slightly from the fourth quarter,” said Rich Wasielewski, Nortech Systems’ president and CEO. “Industrial sales were aided by the improving economy, while defense sales continue to benefit from increased defense spending.” He added, “Medical sales were still impacted by several major customers working through their

-more-

high inventory, but the medical market led our backlog improvements during the quarter and we expect its recovery to continue throughout the year.”  Total 90-day backlog was up 13 percent from the start of the quarter.

“We are pleased with the improvement in our gross profit and operating income, resulting from adjustments in our spending and cost structure to match demand levels, and in generating positive operating cash flow in the quarter,” concluded Wasielewski. “Looking ahead, the improving medical backlog is expected to provide the needed revenue to return to profitability in the second half of the year.”

Conference Call

Nortech Systems will hold a conference call at 10:00 a.m. (CDT) on Monday, May 14, 2018, to discuss the company’s first quarter results. Anyone interested in participating in the conference can access the call by dialing 877-407-0782 from within the United States, or 201-689-8567 if calling internationally.

An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. The telephone replay will be available through May 28, 2018, by dialing 877-481-4010 (from U.S.) or 919-882-2331 (International). To access the replay, the conference ID 28591 is required.

About Nortech Systems Incorporated

Nortech Systems (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of complex interconnect solutions, printed circuit board assemblies and diagnostic repair and integration services including higher-level assemblies and box builds for a wide range of industries. Markets served include industrial and commercial equipment, medical device, and aerospace & defense. Nortech has a range of specialized, high-tech facilities in the U.S., Latin America and Asia used for customized design, manufacture, testing and repair of its solutions. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Examples of forward-looking statements include, among others, statements we make regarding business development activities, backlog, financial results, and initiatives related to operational efficiencies, cash management, working capital utilization, inventory reduction and accounts payable reduction. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; dependence on major customers, including a single customer that has represented a large percentage of our revenues in recent years; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	As Reported		Pro Forma as if the previous accounting guidance was in effect
	THREE MONTHS ENDED		THREE MONTHS ENDED
	MARCH 31,		MARCH 31,
	Unaudited	Unaudited	Unaudited
	2018	2017	2018

Net Sales	$26,447	$28,318	$25,730

Cost of Goods Sold	23,419	25,226	22,731

Gross Profit	3,028	3,092	2,999
	11.5%	10.9%	11.7%

Operating Expenses
Selling Expenses	1,039	1,205	1,039
General and Administrative Expenses	2,109	2,120	2,109
Gain on Sale of Property and Equipment	—	(354)	—
Total Operating Expenses	3,148	2,971	3,148

Income (Loss) From Operations	(120)	121	(149)

Other Expense
Interest Expense	(172)	(140)	(172)

Loss Before Income Taxes	(292)	(19)	(321)

Income Tax Expense (Benefit)	99	(4)	99

Net Loss	$(391)	$(15)	$(420)

Loss Per Common Share - Basic and Diluted	$(0.14)	$(0.01)	$(0.15)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	2,720,609	2,747,831	2,720,609

Condensed Consolidated Balance Sheets

(in thousands)

	MARCH 31, 2018	DECEMBER 31, 2017
	Unaudited	Audited
Cash	$466	$473
Restricted Cash	325	306
Accounts Receivable	18,179	17,417
Inventories	13,037	18,527
Contract Assets	6,151	—
Prepaid Expenses and Other Current Assets	984	1,044
Property and Other Long-term Assets	10,126	10,204
Goodwill and Other Intangible Assets, Net	4,062	4,114
Total Assets	$53,330	$52,085

Accounts Payable	$12,056	$11,699
Other Current Liabilities	6,388	6,346
Long Term Line of Credit	8,649	8,503
Long-term Debt and Other Long-term Liabilities	5,455	5,712
Shareholders’ Equity	20,782	19,825
Total Liabilities and Shareholders’ Equity	$53,330	$52,085